EXHIBIT 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Director of:

Daily Engage Media Group, LLC

We have audited the accompanying balance sheets of Daily Engage Media Group, LLC (the “Company”) as of December 31, 2016 and 2015 and the related statements of operations, changes in member’s’ equity, and cash flows for the year ended December 31, 2016 and for the period from February 10, 2015 (Inception) to December 31, 2015. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of Daily Engage Media Group, LLC as of December 31, 2016 and 2015 and the results of its operations and its cash flows for the year ended December 31, 2016 and for the period from February 10, 2015 (Inception) to December 31, 2015 then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has a net loss of $33,607, used cash in operations of $223,140 and an accumulated deficit of $25,331 at December 31, 2016. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans as to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Liggett & Webb, P.A.

LIGGETT & WEBB, P.A.

Certified Public Accountants

Boynton Beach, Florida

April 7, 2017

Daily Engage Media Group, LLC

Balance Sheets

	December 31,	December 31,
	2016	2015
ASSETS

Currents Assets
Cash	$2,903	$20
Accounts receivable, net	804,673	60,471
Total current assets	807,576	60,491
Total assets	$807,576	$60,491

LIABILITIES AND MEMBERS' EQUITY

Current liabilities
Accounts payable and accrued expense	$603,274	$48,605
Factor advances, net	188,015	—
Total current liabilities	791,290	48,605
Total liabilities	791,290	48,605

Commitments and Contingencies (See Note 5)	—	—

Members' equity
Members' contributions	41,618	3,610
Accumulated (deficit)/equity	(25,331)	8,276
Total members' Equity	16,287	11,886
Total liabilities and members' equity	$807,576	$60,491

See accompanying notes to financial statements

Daily Engage Media Group, LLC

Statements of Operations

	For the year ended December 31, 2016	For the period from February 10, 2015 (inception) to December 31, 2015

Revenues	$1,647,596	$60,471
Cost and Expenses:
Cost of Revenues	1,449,136	50,621
Salaries	154,353	447
Sales and Marketing	8,225	—
General and administrative expenses	51,900	1,127
Total cost and expenses	1,663,614	52,195

Income/ (Loss) from operations	(16,018)	8,276

Other expense
Interest expense	17,589	—
Total other expense	17,589	—

Net Income/ (Loss)	$(33,607)	$8,276

See accompanying notes to financial statements

Daily Engage Media Group, LLC

Statements of Changes in Members' Equity

for the Year Ended December 31, 2016 and for the Period from
February 10, 2015 (Inception) to December 31, 2015

	Members' contribution	Accumulated Equity/(deficit)	Total members' equity

Balance at February 10, 2015 (Inception)	$—	$—	$—

Contributions	3,610		3,610

Net income for the period from February 10, 2015 (Inception) to December 31, 2015		8,276	8,276

Balance at December 31, 2015	3,610	8,276	11,886

Contributions	38,008		38,008

Net loss for the year ended December 31, 2016		(33,607)	(33,607)

Balance at December 31, 2016	$41,618	$(25,331)	$16,287

See accompanying notes to financial statements

Daily Engage Media Group, LLC
Statements of Cash Flows

	For the year ended December 31, 2016	For the period from February 10, 2015 (inception) to December 31, 2015

Cash flows from operating activities:
Net income/(loss)	$(33,607)	$8,276
Changes in assets and liabilities:
Accounts receivable	(744,202)	(60,471)
Accounts payable and accrued expense	554,669	48,605
Net cash used in operating activities	(223,140)	(3,590)

Cash flows from financing activities:
Members' contributions	38,008	3,610
Proceeds from factor advances, net of repayments	188,015	—
Net cash provided by financing activities	226,023	3,610

Net increase in cash and cash equivalents	2,883	20
Cash and cash equivalents at beginning of year	20	—

Cash and cash equivalents at end of year	$2,903	$20

Supplemental disclosure of cash flow information
Cash paid for interest expense	$8,355	$—

Cash paid for income taxes	$—	$—

See accompanying notes to financial statements

Daily Engage Media Group, LLC

Notes to the Financial Statements

For the Year Ended December 31, 2016 and the period from February 10, 2015 (inception)

to December 31, 2015

Note 1 – NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Nature of Operations

Daily Engage Media Group LLC (“we”, “us” or the “Company”) is a limited liability company organized under the laws of the State of New Jersey in February 10, 2015 (Inception) and which began active operations in November 2015.

We are an advertising network company that matches advertisers with publishers.  The Company offers video, display, mobile and native ads, providing focused promotion for advertisers of products and services while helping websites monetize their visitor traffic.

Our advertising exchange platform is being designed to be a trading desk for publishers and advertisers where they will be able to log-in and choose from various features.  Publishers will be able to select a variety of advertising units for their video, mobile, display and native advertisements and also have the ability to create their own unique advertising formats. Advertisers will be able to choose where their advertisements will be seen using our filters or by connection directly with the publisher through our platform.

Use of Estimates

Our financial statements are prepared in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). These accounting principles require management to make certain estimates, judgments, and assumptions. We believe that the estimates, judgments, and assumptions upon which we rely are reasonable based upon information available to us at the time that these estimates, judgments, and assumptions are made. These estimates, judgments, and assumptions can affect the reported amounts of assets and liabilities as of the date of our financial statements as well as reported amounts of revenue and expenses during the periods presented. Our financial statements would be affected to the extent there are material differences between these estimates and actual results. In many cases, the accounting treatment of a particular transaction is specifically dictated by GAAP and does not require management's judgment in its application. There are also areas in which management's judgment in selecting any available alternative would not produce a materially different result. Significant estimates included in the accompanying financial statements include revenue recognition.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

Fair Value of Financial Instruments and Fair Value Measurements

The Company measures its financial assets and liabilities in accordance with GAAP. For certain of our financial instruments, including cash, accounts payable, accrued expenses, and debt, the carrying amounts approximate fair value due to their short maturities.

We adopted accounting guidance for financial and non-financial assets and liabilities in accordance with Accounting Standards Codification (“ASC”) 820 “Fair Value Measurements and Disclosures.”  This standard defines fair value, provides guidance for measuring fair value and requires certain disclosures. This standard does not require any new fair value measurements, but rather applies to all other accounting pronouncements that require or permit fair value measurements. This guidance does not apply to measurements related to share-based payments. This guidance discusses valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flow), and the cost approach (cost to replace the service capacity of an asset or replacement cost). The guidance utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Daily Engage Media Group, LLC

Notes to the Financial Statements

For the Year Ended December 31, 2016 and the period from February 10, 2015 (inception)

to December 31, 2015

Level 2: Inputs other than quoted prices that are observable, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3: Unobservable inputs in which little or no market data exists, therefore developed using estimates and assumptions developed by us, which reflect those that a market participant would use.

Accounts Receivable

Accounts receivable are recorded at fair value on the date revenue is recognized. The Company provides allowances for doubtful accounts for estimated losses resulting from the inability of its customers to repay their obligation. If the financial condition of the Company's customers were to deteriorate, resulting in an impairment of their ability to repay, additional allowances may be required. The Company provides for potential uncollectible accounts receivable based on specific customer identification and historical collection experience adjusted for existing market conditions. If market conditions decline, actual collection experience may not meet expectations and may result in decreased cash flows and increased bad debt expense.

The policy for determining past due status is based on the contractual payment terms of each customer, which are generally net 45 or net 60 days. Once collection efforts by the Company are exhausted, the determination for charging off uncollectible receivables is made.  As of December 31, 2016, we had one customer that made up 84% of accounts receivable.  As of December 31, 2015, we had four customers that made up 47%, 19%, 15% and 11% of accounts receivable.

Revenue Recognition

The Company recognizes revenue on our products in accordance with ASC 605, “Revenue Recognition.”  Under these guidelines, revenue is recognized on sales transactions when all of the following exist: persuasive evidence of an arrangement did exist; services have been provided to the customers; the amount of fees to be paid by the customers is fixed or determinable; and collectability is reasonably assured.

Revenue is recognized by the Company when ads appear and are viewed on websites drawn from our portfolio of publishers.  We offer video, display mobile and native ads providing our advertisers with focused promotion of their products and services.  The Company acts as a principal in revenue transactions as we are the primary obligor, have latitude in establishing our pricing, monitor and often change aspects or specifications of ads running and has credit risk.  Accordingly, revenue is recognized on a gross basis, with publisher and media expenses identified as directly related to the generation of revenue being recorded as cost of revenues.

Cost of Revenue

Cost of revenues represents payments to media providers and website publishers, ad serving fee, payments to independent contractor providing programming, website management and maintenance fees and customer support functions.  The Company becomes obligated to make payments when the advertising impressions are delivered or occur. These costs are recorded in the period in which the corresponding revenues are recognized.

Website Development Costs

The Company accounts for its website development costs in accordance with ASC 350-50, “Website Development Costs” (“ASC 350-50”). These costs, if any, will be included in intangible assets in our financial statements or expensed immediately if the Company cannot support recovery of these costs from positive future cash flows.

ASC 350-50 requires the expensing of all costs of the preliminary project stage and the training and application maintenance stage and the capitalization of all internal or external direct costs incurred during the application and infrastructure development stage. Upgrades or enhancements that add functionality are capitalized while other costs during the operating stage are expensed as incurred. The Company will amortize the capitalized website development costs over their estimated useful life.

Daily Engage Media Group, LLC

Notes to the Financial Statements

For the Year Ended December 31, 2016 and the period from February 10, 2015 (inception)

to December 31, 2015

As of December 31, 2016 and 2015, all website development costs have been expensed.

Concentrations

Currently, for video ads, the Company is working with three advertising platforms, supplying ads to their contracted websites approximately as follows:

Advertiser A

90%

Advertiser B

8%

Advertiser C

2%

For display ads, the Company typically may use 10-15 advertising platforms, supplying ads to their contracted websites approximately as follows:

Advertiser A

25%

Advertiser B

25%

Advertiser C

25%

The Company draws on a portfolio of approximately 200 publishers for placements of ads with concentrations approximately as follows:

Video ads:

Publisher A

15%

Publisher B

15%

Publisher C

8%

Display ads;

Publisher D

35%

Publisher E

20%

Publisher F

10%

Publisher G

10%

General and Administrative Costs

General and administrative costs are primarily comprised of rent and travel expenses.

Income taxes

The Company is a limited liability company for Federal and State income taxes, where taxable income or loss “flows through” to the members on their individual tax returns rather than at the corporate level. The tax returns of the Company for the year ended December 31, 2016 and for the period from February 10, 2015 (Inception) to December 31, 2015 are subject to examination by the Internal Revenue Service, generally for three years after they are filed. The Company has not yet filed its 2015 or 2016 tax returns.

Advertising, Marketing and Promotion Costs

Advertising, marketing and promotion expenses are expensed as incurred and are included sales and marketing expenses on the accompanying statement of operations. For the year ended December 31, 2016 and for the period from February 10, 2015 (Inception) to December 31, 2015, advertising, marketing and promotion expense was $8,225 and $0, respectively

Daily Engage Media Group, LLC

Notes to the Financial Statements

For the Year Ended December 31, 2016 and the period from February 10, 2015 (inception)

to December 31, 2015

Recent Accounting Pronouncements

In April 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU) ASU No. 2016-15, “Classification of Certain Cash Receipts and Cash Payments” ASU 2016- provides guidance regarding the classification of certain items within the statement of cash flows.  ASU 2016-15 is effective for annual periods beginning after December 15, 2017 with early adoption permitted.  We do not believe this ASU will have an impact on our results of operation, cash flows, other than presentation, or financial condition.

In April 2016, the FASB issued ASU 2016–10 “Revenue from Contract with Customers (Topic 606): Identifying Performance Obligations and Licensing.” The amendments in this Update do not change the core principle of the guidance in Topic 606. Rather, the amendments in this Update clarify the following two aspects of Topic 606: identifying performance obligations and the licensing implementation guidance, while retaining the related principles for those areas. Topic 606 includes implementation guidance on (a) contracts with customers to transfer goods and services in exchange for consideration and (b) determining whether an entity’s promise to grant a license provides a customer with either a right to use the entity’s intellectual property (which is satisfied at a point in time) or a right to access the entity’s intellectual property (which is satisfied over time). The amendments in this Update are intended render more detailed implementation guidance with the expectation to reduce the degree of judgement necessary to comply with Topic 606. We are currently reviewing the provisions of this ASU to determine if there will be any impact on our results of operations, cash flows or financial condition.

In February 2016, the FASB issued ASU 2016-02 “Leases,” which will amend current lease accounting to require lessees to recognize (i) a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis, and (ii) a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. ASU 2016-02 does not significantly change lease accounting requirements applicable to lessors; however, certain changes were made to align, where necessary, lessor accounting with the lessee accounting model. This standard will be effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. We do not believe this ASU will have an impact on our results of operation, cash flows, other than presentation, or financial condition.

Note 2 –Going Concern

The Company’s financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company has a net loss of $33,607 for the year ended December 31, 2016, used cash in operations of $223,140 and an accumulated deficit of $25,331 at December 31, 2016. The Company expects to continue to incur expenditures in subsequent periods necessary in the ordinary course of business in order to continue to offer and make its services available to prospective customers, which depending on future revenues may exceed the current level of working capital.

Management recognizes that the Company must generate additional resources to successfully commercialize its services.   If the Company is not able to timely and successfully obtain new financing, complete a strategic transaction and/or achieve positive cash flows, its business, financial condition, cash flows and results of operations will be materially and adversely affected. The financial statements do not reflect any adjustments if the Company is unable to continue as a going concern.

Note 3 –Factor Advances

On August 26, 2016, the Company executed a Financing and Security Agreement with FPP Sandbox LLC, an affiliate of Fast Pay Partners LLC (“FastPay”), (collectively, the “FastPay Agreement”), with FastPay creating an account receivable-based credit facility.

Daily Engage Media Group, LLC

Notes to the Financial Statements

For the Year Ended December 31, 2016 and the period from February 10, 2015 (inception)

to December 31, 2015

Under the terms of the FastPay Agreement, FastPay may, at its sole discretion, purchase the Company’s eligible accounts receivables.  Upon any acquisition of accounts receivable, FastPay will advance the Company up to 70% of the gross value of the purchased accounts, up to a maximum of $100,000 of advances. Each account receivable purchased by FastPay will be subject to a factoring fee rate specified in the FastPay Agreement calculated as a percentage of the gross value of the account outstanding and additional fees for accounts outstanding over 30 days.  The Company is subject to a concentration limitation on the percentage of debt from any single customer of 50% of the total amount outstanding on its purchased accounts.

The Company will be obligated to repurchase accounts remaining uncollected after a specific deadline, and FastPay will generally have full recourse against the Company in the event of nonpayment of any purchased accounts.  The Company’s obligations under the FastPay Agreement are secured by a first position security interest in its accounts receivable, deposit accounts and all proceeds therefrom.

The FastPay Agreement contains covenants that are customary for agreements of this type and are primarily related to accounts receivable and audit rights.  The Company is also required to provide FastPay with a 30 day notice of any transaction that results, or would result in, a “change of control” as defined in the FastPay Agreement.  The failure to satisfy covenants under the FastPay Agreement or the occurrence of other specified events that constitute an event of default could result in the termination of the FastPay Agreement and/or the acceleration of the Company’s obligations.  The FastPay Agreement contains provisions relating to events of default that are customary for agreements of this type.

The Company has granted a continuing first priority security interest in the receivables based proceeds.

The balance due under this Agreement was $100,881 at December 31, 2016.

On November 17, 2016, the Company entered into Sales of Future Revenue Agreement with Gibraltar Capital Advance LLC (“Gibraltar”). Under the terms of the Agreement, the Company has sold $132,000 in future accounts and contract rights for $100,000 (the “Purchase Price”). The difference between the amount sold and the purchase price of $32,000 has been recorded as a debt discount.  In exchange for the purchased amount, the Company authorized Gibraltar to ACH debit $629 daily from the Company’s bank account until Gibraltar has received the purchase amount of $132,000. The agreement contains standard covenants regarding conduct of the business, on-site inspections, audit rights and transfer of assets limitations As of December 31, 2016, the balance due to Gibraltar was $87,134, net of the debt discount of $27,883.

On July 12, 2016, the Company entered into Sales of Future Revenue Agreement with Legend Advance Funding II, LLC (“Legend”). Under the terms of the Agreement, the Company has sold $13,500 in future accounts and contract rights for $10,000 (the “Purchase Price”). The difference between the amount sold and the purchase price of $3,500 has been recorded as a debt discount.  In exchange for the purchased amount, the Company authorized Legend to ACH debit $129 daily from the Company’s bank account until Legend has received the purchase amount of $13,500. As of December 31, 2016, the balance was fully repaid.

Future minimum payments due under these factor advance agreements at December 31 are as follows:

2017	$215,898
2018	—
2019	—
2020	—
2021 and after	—
$215,898

Daily Engage Media Group, LLC

Notes to the Financial Statements

For the Year Ended December 31, 2016 and the period from February 10, 2015 (inception)

to December 31, 2015

Note 4 – Members’ Equity

The Company is governed by the terms and conditions of the Limited Liability Company Operating Agreement (the “Operating Agreement”) dated February 12, 2015.  The members may contribute in proportionate amounts any additional capital deemed necessary for the operation of the Company, provided, however, that in the event any member deems it advisable to refuse or fails to contribute such member’s share of any or all of the additional capital, then the other members or any one of them may contribute the additional capital not paid by the refusing member and will receive an increase in their ownership in direct proportion to the additional capital contributed.  The Operating Agreement further provides that all profits and losses of the Company shall be shared in proportion to the percentage of interest each member holds. For the year ended December 31, 2016 and for the period from February 10, 2015 (Inception) to December 31, 2015, the members contributed capital of $38,008 and $3,610, respectively.

The Company is composed of three members with an equal ownership interest of 33.33%.

Note 5 – Commitments and Contingencies

The Company leases its office space in New Jersey. The lease agreement was entered into on January 1, 2016. The lease commenced on January 1, 2016 and will terminate on October 1, 2018 at a current base rent of for a term of $1,000 per month. An additional security deposit of $1,500 was required. The Company and landlord mutually agreed to terminate the lease in November 2016. For the year ended December 31, 2016 and for the period from February 10, 2015 (Inception) to December 31, 2015, the rent expense was $10,632 and $0, respectively.

In connection with our ongoing operations, we have entered into a series of agreements with contractors, which may be terminated by either party upon notice, targeting market growth and support services including:

•

Agreement dated December 15, 2015 providing publisher business development support for bi-weekly compensation of $2,000 starting on January 15, 2016;

•

Agreement dated January 1, 2016 to provide ad operations support for a flat monthly fee of $2,000 plus an additional $4 per hour for hours worked by the contractors team members on Company projects starting on January 1, 2016;

•

Agreement dated March 15, 2016 to provide data processing and data reporting services for a monthly fee of $2,200 starting on March 15, 2016;

•

Agreement dated July 1, 2016 providing publisher business development support for bi-weekly compensation of $300 starting on July 1,2 016 and increased to $375 starting on September 1, 2016; and

•

Agreement dated July 6, 2016 providing business development support for bi-weekly compensation of $1,000.

In connection with our display ads, we have entered into a series of agreements with advertising platforms which require us to pay a minimum monthly ad serving fee starting from $1,000 and may vary based upon usage.

Daily Engage Media Group, LLC

Notes to the Financial Statements

For the Year Ended December 31, 2016 and the period from February 10, 2015 (inception)

to December 31, 2015

Note 6– Subsequent Events

Subsequent to the year ended December 31, 2016, the members contributed capital of $7,195.

On March 3, 2017, the Company entered into a Membership Interest Purchase Agreement (“Purchase Agreement”) with Bright Mountain Media, Inc. (“Bright Mountain”).  Under the terms of the Purchase Agreement, Bright Mountain will purchase all of the membership interests in the Company for $4.9 million consisting of $1.9 million in cash and $3 million in shares of Bright Mountain’ common stock valued at a to be determined by Bright Mountain’s stock offering price.  The closing of the acquisition is subject to a number of conditions precedent, including, but not limited to, the closing of a pending public offering by Bright Mountain.  In connection with the acquisition, the Company will also enter into three year employment agreements with Messrs. Rezitis and Pagoulatos, members of the Company, which provide for an annual base compensation plus the ability to earn bonuses. The employment agreements contain customary confidentiality, non-intervention and assignment clauses.

In preparing these financial statements, the Company has evaluated events and transactions for potential recognition or disclosure through April 7, 2017 the date the financial statements were issued.